SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

               ______________________________


                          Form 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


                        May 21, 1999
                       ---------------
                       Date of Report
                      (Date of earliest
                       event reported)


               SHURGARD STORAGE CENTERS, INC.
   (Exact name of registrant as specified in its charter)

    Washington           0-23466            91-1603837
  --------------        ----------        -------------
 (State or other       (Commission        (IRS Employer
 jurisdiction of        File No.)       Identification No.)
  incorporation)

            1155 Valley Street, Suite 400
              Seattle, Washington  98109
(Address of principal executive offices, including zip code)

                    (206) 624-8100
 (Registrant's telephone number, including area code)






Item 5.     Other Events

     On May 21, 1999, Shurgard Storage Centers, Inc.("Shurgard") completed the initial contribution of six properties to a partnership it had formed on March 17, 1999 with Fremont
Realty Capital L.L.C. ("Fremont"). A total of up to 16 properties Shurgard recently developed or expects to complete development of during 1999 will be contributed to the Partnership. A wholly owned subsidiary of Shurgard, Shurgard Development II, Inc., ("Shurgard Development II"), and an affiliate of Fremont are the general partners of the Partnership, with Shurgard Development II having a 10%
equity interest and the Fremont affiliate having a 90% equity interest in the Partnership. All major decisions by the Partnership require approval of both Shurgard and the Fremont affiliate. The Partnership has obtained a nonrecourse credit facility from a commercial bank of up to $64.7 million, secured by the properties owned by the Partnership.

     Under the terms of the agreements executed in connection with the formation of the Partnership, properties are contributed by Shurgard Development II to the Partnership shortly after completion of development of the properties by Shurgard. Shurgard is reimbursed at cost for all expenses it incurred in developing the properties contributed to the Partnership (including a reimbursement of $2.80 per net rentable square foot for internal costs). Six properties were contributed to the partnership on May 21, 1999, and the remaining properties are expected to be contributed by the end of the year. The Partnership will be capitalized with approximately $92.4 million, including the $64.7 million credit facility, to fund the acquisition of the properties and Partnership operations.

     The Partnership has granted Shurgard an option to acquire all of the properties owned by the Partnership. The purchase option is exercisable at certain times between December 15, 2001 and November 30, 2003, depending upon the performance of the properties. The purchase price for the properties upon exercise of the option is based on a 9 1/4 capitalization rate applied to the net operating income of the properties for the three or four-month period preceding the exercise of the option, subject to a collar. However, Shurgard expects the effective capitalization rate for its purchase of the properties to be approximately 9.5 to 10% on the same trailing net operating income basis. This expected effective capitalization rate is based on the terms in the Partnership Agreement which increase Shurgard's equity return to 20% after the partners receive a specified priority return.

     Under a Management Services Agreement between Shurgard and the Partnership, Shurgard will act as property manager for the properties owned by the Partnership, and Shurgard will receive a monthly management fee equal to the greater of $2,000 per property or 5% of gross revenues, as well as certain other fees relating to accounting and administrative services that Shurgard will perform on behalf of the Partnership.


                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            SHURGARD STORAGE CENTERS, INC.


Dated:  May 26, 1999
                            By /s/Harrell Beck
                               ----------------
                               Harrell Beck, Chief Financial Officer